                                                                    EXHIBIT 11.1


                     AVIATION GROUP, INC. AND SUBSIDIARIES

                   COMPUTATION OF NET LOSS PER COMMON SHARE

                                                             YEAR ENDED JUNE 30
                                                           1999               1998
                                                       ------------       ------------
Common shares outstanding at beginning of period         3,296,601          1,600,250
Weighted average effect of:
     Acquisition of GEC                                     92,769                  -
     Conversion of notes payable and accrued interest       10,391                  -
     Initial public offering                                     -          1,006,250
     Acquisition of Casper Air Service                           -            134,369
     Conversion of notes payable                                 -             72,128
     Acquisition of Aero Design                                  -             36,310
     Exercise of bridge notes warrants                           -             38,043
     Settlement of prepaid debt                                  -              2,500
     Exercise of stock warrants                             19,400             56,366
     Assumed exercise of warrants and options in
        accordance with SEC requirements                         -            113,416
                                                       ------------       ------------

     Weighted average shares outstanding                 3,419,161          3,059,632
                                                       ============       ============

Net (loss)                                             $(2,305,000)       $(1,638,000)
                                                       ============       ============
Computation of net loss per common share:

     Net (loss) divided by weighted average shares
        outstanding                                    $     (0.67)       $     (0.54)
                                                       ============       ============